Exhibit 2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 6, 2007, among Gander Mountain Company, a Minnesota corporation (“Buyer”), each of the Persons identified on Schedule 4.04 (each, a “Seller,” and collectively, “Sellers”), Overton’s Holding Company, a Delaware corporation (the “Company”), and Lincap V Management Company, an Ohio corporation (“Sellers’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE IX.

RECITALS

WHEREAS, as more particularly described on Schedule 4.04, Sellers own: (i) all of the issued and outstanding shares of capital stock (the “Shares”) of the Company; (ii) all of the issued and outstanding options to purchase shares of capital stock of the Company (the “Stock Options”); and (iii) all of the issued and outstanding warrants to purchase shares of capital stock of the Company (the “Warrants” and, together with the Shares and the Stock Options, collectively referred to herein as the “Securities”); and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from Sellers all of the Securities and Sellers desire to sell to Buyer all of the Securities.

NOW, THEREFORE, in consideration of the promises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SECURITIES

1.01                           Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Securities against payment by Buyer of an amount equal to (the “Purchase Price”):

(a)                                  $70,000,000 (the “Base Consideration”),

(b)                                 minus the amount of the Indebtedness of the Overton’s Companies as of the open of business on the Closing Date as reflected on the Pay-Off Documents (the “Closing Indebtedness”),

(c)                                  plus the Working Capital Payments,

(d)                                 minus the transaction bonuses specifically described on Schedule 1.01(e) (the “Transaction Bonuses”),

(e)                                  minus the Transaction Expenses, and

(f)                                    minus $8,414.00, representing the Seller’s portion of the premium payment due with respect to the insurance policy required to be purchased by the Overton’s Companies pursuant to Section 6.02 (the “Premium Payment”).

1.02                           Closing Payments.

(a)                                  At the Closing, Sellers’ Representative shall receive payment (by wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative) by Buyer of an amount (the “Closing Price”) in cash equal to (A) the Base Consideration, minus (B) the Escrow Amount, minus (C) the amount of the Closing Indebtedness, minus (D) the Transaction Bonuses minus, (E) the Transaction Expenses, and minus (F) the Premium Payment.

(b)                                 At the Closing, Buyer shall cause the Overton’s Companies, to repay or otherwise discharge any and all Closing Indebtedness, and to take all other action necessary to terminate, without any continuing liability of Sellers or any Overton’s Company thereunder, all agreements evidencing the borrowings and hedges and swap arrangements and all pledges, mortgages and security interests, if any, with respect to all such Indebtedness, to effect the cancellation of all notes and other evidence of such Closing Indebtedness or hedge or swap arrangements, to deliver appropriate evidence of such termination, cancellation or repayment (including UCC-3s and payoff letters in a form satisfactory to Buyer and its sources of financing, as applicable) and to release and reconvey to the Overton’s Companies any intellectual property rights previously conveyed to the lenders of the Overton’s Companies, and to cause the redelivery of all stock certificates held pursuant to any such terminated stock pledge agreements (collectively, the “Pay-Off Documents”). Notwithstanding the foregoing, Buyer shall cause the Overton’s Companies to pay the Transaction Bonuses (less applicable withholding Taxes) on the Closing Date.

(c)                                  Simultaneously with the payment of the Closing Price, Buyer shall (i) deposit with the Escrow Agent the Escrow Amount by wire transfer of immediately available funds as directed by the Escrow Agent, and (ii) pay the Transaction Expenses as designated in writing by Lincap.

1.03                           Working Capital Payments. In consideration of the amount of working capital reflected in the Company’s consolidated balance sheet as of the Closing Date, on each of June 30, 2009 and June 30, 2010, Buyer shall pay to Sellers’ Representative an amount equal to $900,000 on each such date (each a “Working Capital Payment,” and, collectively, the “Working Capital Payments”).

1.04                           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Calfee, Halter & Griswold LLP located at 800 Superior Avenue, Cleveland, Ohio 44114 at 10:00 a.m. local time on the second business day following satisfaction or waiver of all of the conditions to the Closing set forth in ARTICLE II (other than those to be satisfied at the Closing), or on such other date as is mutually agreeable to Buyer and Sellers’ Representative. The date of the Closing is referred to herein as the “Closing Date.”  The Closing shall be deemed to have taken place at 11:59 p.m. on the Closing Date.

ARTICLE II

CONDITIONS TO CLOSING

2.01                           Conditions to Buyer’s Obligations. Simultaneously with the execution, delivery and performance of this Agreement, Sellers’ Representative shall have made the following deliveries to Buyer:

(a)                                  the Escrow Agreement, executed by Sellers’ Representative and the Escrow Agent;

(b)                                 those contracts set forth on Schedule 2.01(b) shall have been terminated;

(c)                                  written resignations of each director and officer of the Overton’s Companies;

(d)                                 a non-competition, non-solicitation and confidentiality agreement executed by Lincap;

(e)                                  executed general releases of each Seller in favor of Buyer and the Overton’s Companies;

(f)                                    all agreements representing the Stock Options or Warrants, in each case, duly endorsed for transfer or accompanied by an appropriate instrument of assignment and transfer;

(g)                                 all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(h)                                 certificates representing the outstanding securities of all subsidiaries of the Company; in each case duly endorsed for transfer or accompanied by duly executed transfer documents;

(i)                                     certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the Company’s execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company is a party;

(j)                                     evidence of termination of the Lincap Management Agreement; and

(k)                                  the Pay-Off Documents.

2.02                           Conditions to the Sellers’ Obligations. Simultaneously with the execution, delivery and performance of this Agreement, Buyer shall have made the following deliveries to Sellers’ Representative:

(a)                                  the Escrow Agreement, executed by Buyer;

(b)                                 certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby; and

(c)                                  Buyer shall have delivered the Purchase Price as set forth in Sections 1.02(a) and (b).

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF SELLERS

Each Seller, severally and not jointly and severally, represents and warrants to Buyer that the following statements contained in this ARTICLE III are true and correct.

3.01                           Authority. Such Seller has all requisite power and authority (corporate or otherwise) and full legal capacity to execute and deliver this Agreement and to perform such Seller’s obligations hereunder.

3.02                           Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03                           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject (or, in the case of any entity Seller, any provision of its organizational documents) or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject.

3.04                           Ownership of Securities. Such Seller is the sole beneficial and record owner and has good and marketable title to all of such Seller’s Securities free and clear of all Liens. On the Closing Date, such Seller shall transfer to Buyer good title to his, her or its Securities, free and clear of Liens other than applicable federal and state securities law restrictions.

3.05                           Brokers Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.06                           Competitive Interests.

(a)                                  Such Seller does not own directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly traded companies) any Person which is a Competing Business, lessor, lessee, customer or supplier of any of the Overton’s Companies.

(b)                                 Such Seller is a not party to any agreement or understanding, oral or written, with any of the Overton’s Companies.

(c)                                  For purposes of this Agreement, “Competing Business” means any Person engaged in the marketing, distribution, or selling of water sports products or marine equipment or accessories. This Section 3.06 shall not apply to any Institutional Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the following statements contained in this ARTICLE IV are true and correct.

4.01                           Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a material adverse effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have a material adverse effect.

4.02                           Subsidiaries. Overton’s Acquisition Corp. (“OAC”) is wholly-owned by the Company. Overton’s Inc. (“OI”) is wholly-owned by OAC. Each of Consumers Marine Electronics, Inc. (“CME”) and Overton’s Management Company, LLC (“Overton’s Management”) are wholly-owned by OI. There are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any equity securities by any of the Overton’s Companies. Each Overton’s Company is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where such failure would not have a material adverse effect. None of the Overton’s Companies owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than an Overton’s Company.

4.03                           Authorization; No Breach; Valid and Binding Agreement.

(a)                                  This Agreement has been duly authorized, executed and delivered by the Company. Except as set forth on the attached Schedule 4.03, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a default under or result in a violation of, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which any of the Overton’s Companies is a party or is bound, or result in the creation of any Lien upon any material assets of the Overton’s Companies.

(b)                                 The execution, delivery and performance of this Agreement does not require any authorization, consent, approval, exemption or other action by or notice to any Person, court or other governmental body, under the provisions of any of the Overton’s Companies’ organizational documents or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which any Overton’s Companies is a party or is bound, or any law, statute, rule or regulation or order, judgment or decree to which any of the Overton’s Companies are subject.

(c)                                  Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. All material consents required to be obtained by an Overton’s Company to consummate the transactions contemplated by this Agreement are listed on Schedule 4.03.

4.04                           Capitalization.

(a)                                  The authorized number of shares of capital stock of the Company consists of 75,000 shares of common stock, par value $0.01 per share, of which 18,615 shares are issued and outstanding and owned of record by those Sellers set forth Schedule 4.04(a) and 15,000 shares of preferred stock, par value $0.01 per share, of which none are issued or outstanding. The Securities have been duly authorized and is validly issued, fully paid and nonassessable. Except for the Warrants and the Options, all of which were validly approved and issued, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company.

(b)                                 The authorized number of shares of capital stock of OAC consists of 10,000 shares of common stock, par value $0.01 per share, of which 1000 shares are issued and outstanding and owned of record by the Company, and 2,500 shares of Class A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of which none are issued or outstanding. The outstanding securities of OAC have been duly authorized and is validly issued, fully paid and nonassessable. OAC does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by OAC.

(c)                                  The authorized number of shares of capital stock of OI consists of 200,000 shares of common stock, par value $1.00 per share, of which 100,000 shares are issued and outstanding and owned of record by the Company. The issued and outstanding capital stock of

OI has been duly authorized and is validly issued, fully paid and nonassessable. The authorized number of shares of capital stock of CME consists of 10,000 shares of common stock without par value, of which 1,000 shares are issued and outstanding and owned of record by OI. The issued and outstanding capital stock of CME has been duly authorized and is validly issued, fully paid and nonassessable. The authorized number of common units of Overton’s Management is unlimited, of which 100 units are issued and outstanding and owned of record by OI. The issued and outstanding units of Overton’s Management have been duly authorized and are validly issued, fully paid and nonassessable.

(d)                                 None of the Overton’s Companies has any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any such Overton’s Company.

(e)                                  There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Overton’s Companies of any kind. There are no agreements or other obligations (contingent or otherwise) which require the Overton’s Companies to repurchase or otherwise acquire any shares of such Overton’s Companies’ capital stock or other equity securities.

4.05                           Financial Statements. The Company has furnished Buyer with copies of (i) its unaudited consolidated balance sheet as of September 30, 2007 (the “Latest Balance Sheet”), and the related consolidated statements of income cash flows for the 9-month period then ended and (ii) the audited consolidated balance sheets and related consolidated statements of income and cash flows with respect to the Company as of and for the fiscal year ended December 31, 2006). Except as set forth on the attached Schedule 4.05, such financial statements have been based upon the information concerning the Sellers and the Overton’s Companies contained in the books and records of the Sellers and the Overton’s Companies, and present fairly in all material respects the consolidated financial condition and results of operations of the Overton’s Companies (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which were not material (individually or in the aggregate), the absence of footnotes and other presentation items).

(b)                                 The Overton’s Companies have in place internal controls and procedures reasonably believed to be adequately designed and maintained to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

4.06                           Absence of Certain Developments.  Except as set forth on Schedule 4.06, since December 31, 2006 (1) the Overton’s Companies have conducted their respective businesses only in the ordinary course of business in all material respects and have used their respective commercially reasonable efforts to preserve the business intact in all material respects and (2) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect. Without limiting the generality of the foregoing, except in the ordinary course of business or as set forth on the attached Schedule 4.06, since December 31, 2006, none of the Overton’s Companies has:

(a)                                  borrowed any amount (other than Indebtedness incurred in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(b)                                 subjected any of its assets to any Liens, except Permitted Liens;

(c)                                  sold, assigned or transferred any of its tangible assets, except in the ordinary course of business;

(d)                                 sold, assigned or, transferred or licensed any Overton’s Intellectual Property;

(e)                                  suffered any material extraordinary losses or waived any rights of material value;

(f)                                    issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(g)                                 made, granted or promised any bonus or wage or salary increase to any member of the management team, officer or director, or made, executed or promised any other change in employment terms for any member of the management team, officer or director;

(h)                                 other than in the ordinary course of business, made, granted or promised any bonus or wage or salary increase to any employee who is not a member of the management team;

(i)                                     made any change to its charter or other organizational documents;

(j)                                     made any capital expenditures or commitments thereof in excess of Twenty-Five Thousand Dollars ($25,000) individually or Seventy-Five Thousand Dollars ($75,000) in the aggregate:

(k)                                  changed its tax reporting or accounting policies or practices, including practices with respect to depreciation or amortization policies, the payment of accounts payable or the collection of accounts receivable; or

(l)                                     made any agreement or commitment to do the foregoing.

4.07                           Title to Properties.

(a)                                  Except as set forth on the attached Schedule 4.07(a), one of the Overton’s Companies owns good and marketable title to, or holds pursuant to a valid and enforceable lease for, all of the personal property used by the Overton’s Companies, free and clear of all Liens, except for Permitted Liens.

(b)                                 The real property demised by the leases described on the attached Schedule 4.07(b) (the “Leased Real Property”) constitutes all of the real property leased by the Overton’s Companies. Except as set forth on the attached Schedule 4.07(b), the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of each such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity. The Company has delivered or made available to Buyer complete and accurate copies of each of the leases described on Schedule 4.07(b), and none of the leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. No Overton’s Company has received any written or, to the Company’s knowledge, oral notice that the owner of the Leased Real Property has made any assignment, mortgage or pledge of the lease underlying such Leased Real Property. None of the Overton’s Companies is in default in any material respect under any of such leases. The zoning of each parcel of Leased Real Property permits the existing improvements and uses of the Overton’s Companies, subject to no variance, conditional use permits or other special use restrictions. Each of the buildings, structures and improvements situated on the Leased Real Property is in useable operating condition and repair, reasonable wear and tear excepted. None of the buildings, structures and improvements situated on the Leased Real Property, during the period of time during which such Leased Real Property has been owned or leased, as applicable, by any Overton’s Company, has been damaged by fire or other casualty except for such damage as has been fully repaired and restored prior to the date of this Agreement. All of the systems located at or on the Leased Real Property, including, without limitation, heating, ventilation, plumbing, electrical and air conditioning systems, and wiring, paving, roofing and other amenities, are in working order. There has not been any recent material interruption in the delivery of adequate service of any utilities, including, water supply, propane gas or natural gas, storm and sanitary sewer facilities, electric power and telephone facilities, or other public authorities required in the operation of the business currently conducted at the Leased Real Property and none of the Overton’s Companies has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, any water penetration, any flooding problems or limitations to access to public sewer and water, restrictions on septic service, etc.

(c)                                  None of the Overton’s Companies owns any real property.

(d)                                 The tangible personal property used by the Overton’s Companies is in useable operating condition and repair, reasonable wear and tear excepted.

(e)                                  Every chief executive office of each Overton’s Company during the five (5) year period ending on the date of this Agreement is set forth on Schedule 4.07(e) attached hereto. Every office where each Overton’s Company keeps or kept its records concerning any “account,” as defined in Article 9 of the UCC as in effect on the date of this Agreement, during the five (5) year period ending on the date of this Agreement is set forth on Schedule 4.07(e).

4.08                           Tax Matters.

(a)                                  Income Taxes. Since April 28, 2006, all Income Taxes have been timely paid or properly accrued and all Tax Returns which are required to be filed by the Overton’s Companies since April 28, 2006 related to Income Taxes (taking into account any extensions of time to file which have been duly perfected) have been timely filed. All such Income Tax Returns filed since April 28, 2006 are true and correct in all material respects. The provision for Income Taxes on the Latest Balance Sheet and on the books and records of the Overton’s Companies is, and such provision on the Latest Balance Sheet will be, sufficient for all accrued and unpaid Income Taxes as of the date thereof. Since April 28, 2006, none of the Overton’s Companies has waived any statute of limitation in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. Since April 28, 2006, except as set forth in Schedule 4.08(a):

(i)                                     no Overton’s Company has consented to extend the time in which any Income Tax may be assessed or collected by any Taxing Authority;

(ii)                                  there is no action, suit, Taxing Authority proceeding or audit now in progress, pending or, to the Company’s knowledge, threatened against or with respect to any Overton’s Company with respect to any Income Tax;

(iii)                               no Overton’s Company has been a member of an Affiliated Group or filed or been included in a combined, consolidated, or unitary Income Tax Return;

(iv)                              no claim has been made by an authority in a jurisdiction where any Overton’s Company does not file Income Tax Returns that it is or may be subject to taxation for Income Taxes by that jurisdiction;

(v)                                 no Overton’s Company is subject to any liability or obligation to make any payment that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Other Tax Law);

(vi)                              there are no liens for Income Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of any Overton’s Company;

(vii)                           none of the Overton’s Companies has entered into any joint ventures, partnerships or limited liability companies to which such Overton’s Company is a party and that are treated as a partnership for federal Income Tax purposes.

(b)                                 Other Taxes. All Taxes other than Income Taxes are referred to in this Agreement as “Other Taxes.”  Since April 28, 2006, all Other Taxes have been timely paid or properly accrued and all Tax Returns which are required to be filed by the Overton’s Companies since April 28, 2006 related to Other Taxes (taking into account any extensions of time to file which have been duly perfected) have been timely filed. All such Other Tax Returns are true and correct in all material respects. The provision for Other Taxes on the Latest Balance Sheet and on the books and records of the Overton’s Companies is and will be, sufficient for all accrued and unpaid Other Taxes as of the date thereof. Since April 28, 2006, none of the Overton’s Companies has waived any statute of limitation in respect of Other Taxes or agreed to any extension of time with respect to an Other Tax assessment or deficiency. All Other Taxes which the Overton’s Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued. Since April 28, 2006, except as set forth on Schedule 4.08(b):

(i)                                     no Overton’s Company has consented to extend the time in which any Other Tax may be assessed or collected by any Taxing Authority;

(ii)                                  there is no action, suit, Taxing Authority proceeding or audit now in progress, pending or, to the Company’s knowledge, threatened in writing against or with respect to any Overton’s Company with respect to any Other Tax;

(iii)                               no written claim that has not yet been settled or otherwise resolved has been made by an authority in a jurisdiction where any Overton’s Company does not file Other Tax Returns that it is or may be subject to taxation for Other Tax by that jurisdiction;

(iv)                              no Overton’s Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or

(v)                                 there are no liens for Other Taxes (other than for current Other Taxes that are not yet due and payable or are being contested in good faith) upon the assets of any Overton’s Company.

(c)                                  Miscellaneous.

(i)                                     Each Overton’s Company has in all material respects (A) withheld from any employee, customer, independent contractor, creditor, shareholder and any other applicable payee the required amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local, or foreign laws; (B) has remitted or will remit on a timely basis, such amounts to the appropriate Taxing Authority; and (C) has furnished properly completed sales and use tax exemption certificates for all exempt transactions.

(ii)                                  None of the Overton’s Companies is a party to any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement pursuant to which it will have any obligation to make payments after the Closing Date.

(iii)                               No federal, state, local or foreign audits or other administrative or judicial Tax proceedings by the IRS or by any state or foreign Taxing Authority are pending with respect to Taxes or Tax Returns of any of the Overton’s Companies and, to the knowledge of the Company, no such audits are threatened in writing. There are no matters under discussion with any Taxing Authority with respect to Taxes that would reasonably be expected to result in any additional liability with respect to any Taxpayer.

4.09                           Contracts and Commitments.

(a)                                  Set forth on the attached Schedule 4.09 is a list of all binding agreements or contracts (written or oral) of the following types to which any Overton’s Company is party or by which any Overton’s Company is bound:  (i) purchase agreements to any completed business acquisition or divestiture by any Overton’s Companies within the previous two (2) years; (ii) collective bargaining agreements or contracts with any labor union; (iii)  bonus, pension, profit sharing, retirement, severance or other forms of deferred compensation plan, other than as described in Section 4.13 or the schedules relating thereto; (iv) contracts for the employment of any officer, individual employee or other person on a full-time or consulting basis or contracts with any officer, employee or director (including confidentiality agreements, non-compete agreements); (v)  sales representative or distributor agreements; (vi) agreements or indentures relating to the borrowing of money (including those related to the Indebtedness) or to mortgaging, pledging or otherwise placing a Lien on any portion of any Overton’s Company’s assets, other than Permitted Liens; (vii) guarantees of any obligation for borrowed money or other material guaranty; (viii) leases or agreements under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (ix) leases or agreements under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000; (x) contracts or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000 (other than purchase orders entered into in the ordinary course of business); (xi) contracts or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000 (other than purchase orders entered into in the ordinary course of business); (xii) contracts relating to the purchase by any employee of any Overton’s Company or any capital stock of the Overton’s Companies; (xiii) contracts or agreements related to the payment of any bonuses or incentives, to any employee of the Overton’s Companies in connection with the sale of any Overton’s Company; (xiv) all commitments from vendors to provide co-op allowances, volume allowances, defective product allowances or any other rebates or financial incentives in exchange for any Overton’s Company doing business with such vendor; or (xv) contracts continuing over a period of more than six (6) months from the date hereof not terminable by any of the Overton’s Companies on 30 days or less notice without monetary penalty.

(b)                                 The Company has delivered or made available to Buyer a true and correct copy of all contracts (or, in the case of an oral contract, a written description satisfactory to Buyer of the terms and conditions thereof) required to be disclosed on Schedule 4.09, together with all amendments, waivers or other changes thereto.

(c)                                  Each of the Overton’s Companies has performed all material obligations required to be performed, and no Overton’s Company is in material default, under any contract required to be listed on Schedule 4.09.

(d)                                 All of the contracts required to be disclosed on Schedule 4.09 are in full force and effect and are legal, valid and binding obligations of one or more of the Overton’s Companies.

4.10                           Intellectual Property.

(a)                                  The attached Schedule 4.10(a) contains a list of (i) all of the Intellectual Property owned or used by the Overton’s Companies in the conduct of their businesses, and (ii) except for off-the-shelf licenses, all licenses or similar agreements to which any Overton’s Company is a party, either as licensee or licensor with respect to Intellectual Property, including software license agreements (collectively, and whether or not disclosed on Schedule 4.10(a), the “Overton’s Intellectual Property”).

(b)                                 Except as set forth on Schedule 4.10(b): (i) one of the Overton’s Companies owns and possesses all right, title and interest in and to, or possesses the valid right and enforceable right to use, the Overton’s Intellectual Property required to be disclosed on Schedule 4.10(a) in connection with the conduct of its business in the manner presently conducted; (ii) during the two-year period prior to the date of this Agreement, no Overton’s Company has received (A) any unsolicited written offer to license any Overton’s Intellectual Property from any third party or (B) any written or, to the Company’s knowledge, oral notices of infringement or misappropriation from any third party with respect to such Overton’s Company’s use of any Intellectual Property; (iii) there are no third party claims of infringement or misappropriation that began more than two years prior to the date of this Agreement and that remain outstanding; (iv) to the Company’s knowledge, no third party is infringing or misappropriating any Overton’s Intellectual Property; (v) there are no outstanding and, to the Company’s knowledge, there are no threatened disputes brought by current or former employees or independent contractors claiming ownership of any Overton’s Intellectual Property; (vi) all of the Overton’s Intellectual Property is valid and in full force and effect and, to the Company’s knowledge, none of the Overton’s Intellectual Property is subject to any required action falling due in the next six (6) months; and (vii) there are no outstanding and, to the Company’s knowledge, there are no threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements required to be described in Schedule 4.10(a).

(c)                                  The Overton’s Companies are in compliance with all off-the-shelf licenses for software owned or used by the Overton’s Companies in the conduct of their businesses.

(d)                                 Except as set forth on Schedule 4.10(d), no Overton’s Company nor any other business or organization to which any Overton’s Company has become the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, has been known by any other names (including former legal names, trade names, fictitious names, “DBAs” or similar appellations), now or at any time during the past five (5) years.

(e)                                  Since April 28, 2006, the Company has taken all commercially reasonable steps necessary to protect its Intellectual Property. Since April 28, 2006, the Company has had the employees listed on Schedule 4.10(e) sign an agreement containing confidentiality and assignment of inventions provisions in the form previously provided to Buyer and one of the Overton’s Companies owns all Intellectual Property developed by such employees during the period of their employment, as the case may be, with any of the Overton’s Companies.

(f)                                    The transactions contemplated by this Agreement will have no adverse affect on the Overton’s Companies right, title and interest in and to the Overton’s Intellectual Property.

(g)                                 Except as set forth on Schedule 4.10(g) and except for the Overton’s Intellectual Property that is licensed to the Overton Companies, the Overton’s Companies own

all right, title and interest in all Overton Intellectual Property free and clear of all liens, security interests, or other encumbrances.

4.11                           Litigation. Except as set forth on the attached Schedule 4.11, there are no, and since April 28, 2006, there have been no, suits or proceedings pending or, to the Company’s knowledge, overtly threatened against any Overton’s Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no Overton’s Company is subject to any outstanding material judgment, order or decree of any court or governmental body.

4.12                           Consents.  Except as set forth on Schedule 4.12, no permit, consent, approval or authorization of, or declaration to or filing with, any Person or governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

4.13                           Employee Benefit Plans.

(a)                                  The attached Schedule 4.13(a) lists each Company Plan.

(b)                                 Each of the Company Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each Company Plan which is intended to qualify under Section 501(c)(9) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan. Each such Company Plan has been timely amended to comply with current law and regulations to the extent such amendments are required by law to be made by the time of Closing. No such Company Plan has been operated in a manner, and no amendment or other fact or event has occurred since the date of such determination letter, which could reasonably be expected to adversely affect such Company Plan’s qualified status. All Company Plans and related trusts have been administered in all material respects in compliance with their terms and all applicable requirements of the Code, ERISA, and all other applicable statutes and governmental rules and regulations, including, without limitation, all requirements regarding reporting, notice and disclosure.

(c)                                  No Overton’s Company or ERISA Affiliate is or has been a party to, or has any current or potential withdrawal liability under, any “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA). No Company Plan or Plan sponsored or required to be contributed to by an ERISA Affiliate at any time is a “multiemployer plan.”  No such Company Plan or Plan is subject to, and the Overton’s Companies or ERISA Affiliates have never maintained or made any contributions to or been required to make any contributions to any employee benefit plan subject to, Section 412 of the Code or Section 302 or Title IV of ERISA or to a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Overton’s Companies have no liability of any nature with respect to any Company Plan other than for contributions or benefits due in the ordinary course under any Company Plan currently providing benefits to present or former employees, directors and independent contractors of the Overton’s Companies (or their dependents, survivors or beneficiaries), none of which are overdue. With respect to each Company Plan, all contributions or payments that are due have been made within the time periods prescribed by ERISA and the Code. All of the benefits of any Plan are either fully funded or accrued for on the Overton’s Companies’ financial statements as of the Closing Date.

(d)                                 The Overton’s Companies are not bound by any collective bargaining or labor agreement to maintain any Company Plan.

(e)                                  With respect to each Company Plan, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of any fiduciary duty described in Section 404 of ERISA. No Company Plan provides for the investment in stock of any of the Overton’s Companies or its ERISA Affiliates. With respect to each Company Plan, there has been no non-deductible contribution that could subject Overton’s Companies or its ERISA Affiliates to any liability.

(f)                                    Since January 1, 2005, each Company Plan that is subject to Section 409A of the Code and each grant, award, or deferral of compensation thereunder has been operated in compliance with the requirements of Section 409A of the Code and applicable guidance thereunder based on a good faith reasonable interpretation of Section 409A of the Code such that no taxes are reasonably expected to be imposed under Section 409A of the Code on any service provider to an Overton’s Company. Each outstanding stock option or warrant relating to an Overton’s Company was granted at “fair market value” (as defined in Section 409A or the regulations and rules thereunder), and is reasonably expected to be exempt from Code Section 409A.

(g)                                 The Overton’s Companies have not made any commitment, whether or not legally binding, to create any additional Company Plan or to modify or change any existing Company Plan. Except to the extent provided in their governing documents or applicable law, all Company Plans may be amended or terminated unilaterally by the Overton’s Companies at any time on or after the Closing.

(h)                                 All persons classified by the Overton’s Companies as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; except to the extent provided under the Company Plans’ governing documents, the Overton’s Companies have no obligations to provide benefits with respect to such persons under the Company Plans or otherwise. No individuals are currently providing, or have ever provided, services to the Overton’s Companies pursuant to a leasing agreement or similar type of arrangement, nor have the Overton’s Companies entered into any arrangement whereby such services will be provided.

(i)                                     There are no pending, or to the Company’s knowledge, threatened claims (other than in the ordinary course), lawsuits, arbitrations, audits by a governmental body (nor has any notice been received of a potential audit or examination), or other actions or proceedings involving any Company Plan which could result in liability to any Overton’s Company.

(j)                                     Except as otherwise provided in Schedule 4.13(j):

(i)                                     none of the Company Plans provide life, health, medical or other welfare benefits to former employees of any Overton’s Company or their dependent, survivors, or beneficiaries except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

(ii)                                  no payment due to any employee, former employee, director, consultant or agent as a result of the transactions contemplated by this Agreement will or could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code; and

(iii)                               none of the Company Plans obligate the Overton’s Companies or its ERISA Affiliates to pay benefits, or provide for acceleration or vesting of any benefit or other consideration, as a result of the transactions contemplated by this Agreement.

(k)                                  With respect to the Company Plans, as applicable, the Company has delivered or made available to Buyer true and correct copies of (i) the current plan document or agreement, summary plan descriptions, and summaries of material modifications, (ii) the three most recent Form 5500 Annual Reports and all accompanying Schedules filed with the Internal Revenue Service (“IRS”) or Department of Labor (“DOL”), as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA or, for each “top-hat plan” (as defined in Section 201(2) of ERISA), a copy of all filings with the DOL, (iii) the most recent actuarial report and financial statement, if any, (iv) all related trust agreements, insurance, or annuity contracts and other funding arrangements, (v) the most recent determination letter issued by the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code; and (vi) administrative contracts or any other contracts relating to the Company Plans.

4.14                           Insurance. The attached Schedule 4.14 lists each material insurance policy maintained by the Overton’s Companies, true and correct copies of which have been delivered to Buyer. All of such insurance policies are in full force and effect, and, to the Company’s knowledge, will remain in full force and effect immediately following the Closing. To the Company’s knowledge, no Overton’s Company has received a notice of cancellation and no Overton’s Company is in material default with respect to its obligations under any of such insurance policies. None of the Overton’s Companies (i) is in default with respect to its obligations under such insurance policy, (ii) has failed to give any notice of any claim under any such insurance policy in due and timely fashion, nor has any coverage for current claims been denied, or (iii) has any current claims outstanding, or has made any claim for coverage since January 1, 2005 under any such insurance policy.

4.15                           Compliance with Laws; Permits. Except as set forth on Schedule 4.15, each Overton’s Company is in and, since January 1, 2005, has been in material compliance with all applicable foreign, federal, state, and local laws and regulations. Each Overton’s Company possesses all required licenses, permits, registrations,  authorizations and certificates (the “Permits”) and is, and has been in compliance with the terms of those Permits, each of which is valid, in full force and effect, and is listed on Schedule 4.15. Since January 1, 2005, no Overton’s Company has received written or oral notice from any Person alleging non-compliance with any law or Permit.

4.16                           Environmental Matters. Except as set forth on the attached Schedule 4.16:

(a)                                  The Overton’s Companies are in and have been in material compliance with all Environmental Requirements.

(b)                                 The Overton’s Companies have obtained all Permits required under Environmental Requirements, and are in and have been in material compliance with all environmental Permits.

(c)                                  No Overton’s Company has, within the past two years, received any written notice of any violation of Environmental Requirements or any liability arising under Environmental Requirements, including any investigatory, remedial or corrective obligation, relating to the Overton’s Companies or their facilities, the subject of which is unresolved.

(d)                                 There has been no Treatment, Release or Disposal of any Hazardous Substance (as the capitalized terms are defined at 42 USC §§6903 and 9601) by any Overton’s Company, at, or, under or from, any of the Leased Real Property.

(e)                                  The Overton’s Companies (i) store Hazardous Substances (as defined in 40 U.S.C. §9601) on the Real Property, and (ii) transport Hazardous Wastes (as defined in 40 U.S.C. §6903) from the Real Property; in each case, in compliance with Laws.

This Section 4.16 constitutes the sole and exclusive representations and warranties with respect to environmental matters.

4.17                           Affiliated Transactions. Except as set forth on the attached Schedule 4.17, no current or former controlling member, controlling shareholder, partner, director, officer or employee of the Sellers or any Overton’s Company is a party to any material agreement, contract, commitment or transaction with an Overton’s Company or has any material interest in any material property used by a Overton’s Company.

4.18                           Employees. Except as set forth on the attached Schedule 4.18, there are no and, to the Company’s knowledge, since April 28, 2006, there have been no material controversies, written oral charges, unlawful harassment or discrimination pending, or written, or to the Company’s knowledge, oral complaints or allegations of unlawful harassment or discrimination pending or, to the Company’s knowledge, threatened between the Overton’s Companies and any of their respective employees. Except as set forth on Schedule 4.18, no Overton’s Company is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Overton’s Companies. Except as set forth on Schedule 4.18, there are no and, to the Company’s knowledge, since April 28, 2006, there have been no material unfair labor practice complaints, grievances, or arbitration proceedings pending, or to the Company’s knowledge, threatened against the Overton’s Companies. There is no strike, slowdown, work stoppage or lockout, or to the Company’s knowledge, threat thereof, by or with respect to any employees of the Overton’s Companies. Schedule 4.18 sets forth a complete list of all employees of any Overton’s Company who, for the fiscal year ended December 31, 2006, earned base salary compensation in excess of Sixty-Five Thousand Dollars ($65,000). To the Company’s knowledge, no executive or key employee of any Overton’s Company has expressed a present intention to terminate his or her employment with such Overton’s Company.

4.19                           Absence of Undisclosed Liabilities. No Overton’s Company has any liability or obligation of any nature or type (whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated, whether known or unknown, whether due or to become due or whether or not required to be disclosed on a financial statement) except for (a) liabilities expressly disclosed and fully reflected or reserved against on the face of the Latest Balance Sheet or not required to be included thereon under GAAP, (b) liabilities incurred after the date of the Latest Balance Sheet in the ordinary course of business, or (c) the matters disclosed in or arising out of matters disclosed in Schedule 4.19.

4.20                           Products; Inventories.

(a)                                  There have been no material product warranty claims made against any Overton’s Company within the past two (2) years regardless of whether the Overton’s Company received recourse to from its vendor or suppliers. None of the Overton’s Companies has made any written warranties or, to the Company’s knowledge, has made any oral warranties based on a formal company policy within the past two (2) years with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described on Schedule 4.20(a).

(b)                                 To the Company’s knowledge, no product manufactured, sold or delivered by any Overton’s Company, or any part or component thereof, is or has been the subject of any product recall, service bulletin or similar product corrective action in connection with any actual, alleged or potential product defect.

(c)                                  The inventories, net of reserves, reflected on the Latest Balance Sheet are (i) stated thereon in accordance with GAAP, and (ii) to the Company’s knowledge, are of good quality and are usable or saleable in the ordinary course of business, except for obsolete items that have been written off or written down to fair market value for which adequate reserves have been established.

4.21                           Material Suppliers.

(a)                                  Schedule 4.21 sets forth the ten (10) largest suppliers in terms of purchases (“Material Suppliers”) of each Overton’s Company for each of (i) the twelve (12) months ended December 31, 2006, and (ii) the nine (9) months ended September 30, 2007, and provides the dollar volumes purchased by the Overton’s Companies from such Material Suppliers during such periods.

(b)                                 Since April 28, 2006, no Material Supplier has cancelled or otherwise terminated or provided an Overton’s Company with written notification that it intends to terminate its relationship with such Overton’s Company.

(c)                                  Since April 28, 2006, no Material Supplier has made any written threats to cancel its relationship with such Overton’s Company or to materially decrease its sales of supplies to such Overton’s Company, or otherwise materially alter terms and conditions.

(d)                                 Since April 28, 2006, no Overton’s Company has experienced, and to the Company’s knowledge, there do not exist, any material quality control or similar problems with the products currently being supplied or on order from any Material Supplier which have not been cured in all material respects.

(e)                                  Nothing in this Section 4.21 shall require the Overton’s Companies to make inquiry of the Material Suppliers regarding matters set forth in this Section 4.21

4.22                           Indebtedness.  Schedule 4.22 sets forth a listing of all Indebtedness of any of the Sellers and the Overton’s Companies, as of the date of this Agreement.

4.23                           Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that:

5.01                           Organization and Power. Buyer is a Minnesota corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02                           Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action (including corporate action), and no other proceedings (including corporate proceedings) on its part are necessary to authorize the execution, delivery or performance of this Agreement, including, without limitation, the making of the Working Capital Payments. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03                           No Breach. Buyer is not subject to or obligated under its certificate of incorporation, its bylaws, or equivalent organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the making of the Working Capital Payments.

5.04                           Governmental Consents, etc. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any court or governmental body.

5.05                           Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06                           Brokerage. Except as set forth on Schedule 5.06, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.07                           Financial Ability. Buyer has and will continue to have readily available funds to consummate the transactions contemplated by this Agreement, including, without limitation, the payment of the Working Capital Payments.

5.08                           Investment Representation. Buyer is purchasing the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. Buyer acknowledges that the Securities have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

ARTICLE VI

COVENANTS

6.01                           Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Overton’s Companies to, provide the Sellers’ Representative with reasonable access, during normal business hours, to the employees and books and records of the Overton’s Companies with respect to periods prior to the Closing Date in connection with any accounting, tax, litigation or governmental authority matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Sellers’ Representative or unless such action is in accordance with Buyer’s document retention policy, a copy of which has been provided to Sellers’ Representative, Buyer shall not permit the Overton’s Companies, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Overton’s Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Sellers’ Representative and offering to the Sellers’ Representative the opportunity to make reasonable copies of such books and records or such portions thereof.

6.02                           Director and Officer Liability and Indemnification.  For a period of six years after the Closing, Buyer shall not, and shall not permit the Overton’s Companies to amend, repeal or modify any provision in the Overton’s Companies’ organizational and governance documents relating to the exculpation or indemnification of any officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Overton’s Companies shall continue to be entitled to such exculpation and indemnification to the full extent of the law. For a period of five (5) years after the Closing, with respect to claims arising from facts or events that occurred prior to the Closing (including with respect to the transactions contemplated by this Agreement), the Overton’s Companies shall maintain in effect (through the purchase of a fully-paid, irrevocable tail policy, the cost of which shall be shared equally by Buyer, on the one hand, and by Sellers, on the other hand) the current director and officer liability insurance policies maintained by the Overton’s Companies immediately prior to the Closing for the benefit of the individuals who were officers and directors of the Overton’s Companies prior to the Closing, so long as the Sellers have satisfied their obligation to share the cost of such policy.

6.03                           Publicity.  Following the Closing, no party shall make any public disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated herein without the prior approval of Buyer or Sellers’ Representative, as the case may be, which approval shall not be unreasonably withheld, except as may be required by law or by any governmental authority or the rules of any stock exchange or trading system or reasonably necessary to enforce any rights under this Agreement. Each party shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer, Sellers, Sellers’ Representative and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, investors or other interested parties, or for general marketing purposes, without the prior written consent of Sellers or Sellers’ Representative or Buyer, as the case may be.

6.04                           Expenses.  Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers or the Overton’s Companies (with the Overton’s Companies only being obligated for payment of any expenses of Sellers and the Overton’s Companies if such payment(s) are Transaction Expenses and are deducted from the Purchase Price pursuant to Section 1.02(e)) shall pay all fees and expenses incident to the transactions contemplated by this Agreement, including the Transaction Expenses, which are incurred by Sellers or any Overton’s Company (on behalf of Sellers) or their respective representatives or are otherwise expressly allocated to Sellers hereunder.

6.05                           Sellers’ Representative.  Sellers hereby designate Sellers’ Representative to execute any and all instruments or other documents on behalf of Sellers and to do any and all other acts or things on behalf of Sellers which Sellers’ Representative deems necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder before, at or following the Closing. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to:  (a) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers, give and receive notices on behalf of all Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of Sellers’ Representative; (b) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement; and (c) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to ARTICLE VII and performance of obligations under ARTICLE I, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder. Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by Sellers’ Representative shall be binding upon all Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform its designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Sellers shall indemnify and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. Sellers’ Representative may resign at any time by notifying Buyer and Sellers in writing.

6.06                           Termination of Stockholders’ Agreement.  With respect to the transactions contemplated by this Agreement, each Seller hereby waives the applicability of, and the rights such Seller had, has or may have under or pursuant to, the Stockholders’ Agreement, including any preemptive right or right of first refusal. Each Seller who is a party to the Stockholders’ Agreement hereby covenants and agrees with the other Sellers, the Company and Buyer that, effective immediately upon the Closing, the Stockholders’ Agreement shall terminate and be deemed canceled in its entirety, and each Seller unconditionally and forever releases and discharges each other party to the Stockholders’ Agreement from all obligations and liabilities arising thereunder. From and after the Closing, Buyer agrees that the Company and its successors and assigns unconditionally release and forever discharge each party to the Stockholders’ Agreement from all obligations and liabilities arising thereunder. The foregoing termination of the Stockholders’ Agreement and Buyer’s covenant in this Section 6.07 shall be of no force or effect unless and until the Closing shall have occurred, and the Stockholders’ Agreement shall remain in full force and effect in accordance with its terms unless and until such time as the Closing has occurred.

6.07                           Bonus Accruals.  Any bonus accruals reflected on the books and records of the Overton’s Companies which are not Transaction Bonuses, shall be timely paid by Buyer for the full amount therefor (or Buyer shall cause the appropriate Overton’s Company to pay or discharge such bonus accruals).

6.08                           Cash Matters.  If, as of the Closing, the Overton’s Companies failed to have at least $1,500,000 in Cash, then Buyer may offset the amount of any deficiency against the Working Capital Payments. In such event, Buyer shall provide Sellers’ Representative with written notice of such intention including reasonable detail supporting the proposed offset.

ARTICLE VII

INDEMNIFICATION

7.01                           Survival.  Except for the Fundamental Representations and the Buyer Fundamental Representations, the representations and warranties in this Agreement shall survive the Closing and shall terminate on the fifteen (15) month anniversary of the Closing Date (the “Termination Date”). Except for the Fundamental Representations and the Buyer Fundamental Representations, no claim for indemnification hereunder for breach of any such representations and warranties may be made by a Buyer Indemnified Party or a Seller Indemnified Party after the Termination Date; provided, that, any representation and warranty in respect of which indemnity may be sought under Section 7.02(a)(i) or under Section 7.03(a)(i), and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the Termination Date if notice of a claim of breach thereof giving rise to such right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to the Termination Date with respect to such indemnification claim. Notwithstanding the foregoing, (i) the Fundamental Representations, the Buyer Fundamental Representations, the representations set forth in Section 4.07(a) [Title to Properties] and Section 4.08(a) [Tax Matters], and the covenants and agreements contained herein to be performed after the Closing Date shall continue to survive until thirty (30) days following the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Section 4.08(b) [Tax Matters], 4.08(c) [Tax Matters] and Section 4.13 [Employee Benefit Plans] shall survive until the twenty four (24) month anniversary of the Closing Date.

7.02                           Indemnification for the Benefit of Buyer.

(a)                                  From and after the Closing (but subject to the provisions of this ARTICLE VII and the Escrow Agreement), each Seller severally (and not jointly and severally) shall indemnify Buyer, its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified parties”) against and hold the Buyer Indemnified parties harmless from of any loss, liability, damage or expense but specifically excluding (except to the extent the Buyer Indemnified parties actually pay in cash to an unrelated third party such amounts) indirect damages, consequential damages, lost profits or punitive damages and “multiple of profits” or “multiple of cash flow” or similar valuation methodology (“Losses”) actually suffered or actually incurred by any Buyer Indemnified parties arising from, related to or in connection with:

(i)                                     any matter constituting a breach of any representation or warranty in ARTICLE III or ARTICLE IV of this Agreement;

(ii)                                  the breach or nonfulfillment by such Seller or the Company of any covenant or agreement of such Seller or the Company to be performed prior to the Closing Date contained in this Agreement; or

(iii)                               the breach or nonfulfillment by such Seller of any covenant or agreement of such Seller to be performed after the Closing Date contained in this Agreement (including, without limitation those covenants and agreements contained in this ARTICLE VII).

Notwithstanding the provisions of ARTICLE VII and except as otherwise provided herein, no Seller shall have any indemnification obligations for Losses under Section 7.02(a)(i) or 7.02(a)(ii): (1) for any individual item, or group of related items which shall include claims by unrelated parties arising out of the same or substantially similar factual allegations (e.g., class action claims) to the extent all Losses with respect to such item or series of related items are less than $10,000 (the “Sub-Basket”) and (2) in respect of each item or series of related items for which all Losses are equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds $450,000 (the “Deductible”), and then only to the extent of such excess; provided, however, that the foregoing limitations shall not apply to any Losses arising out of, resulting from or related to fraud or any breach, inaccuracy or failure to be true of any the Fundamental Representations or any representation or warranty set forth in Sections 3.03 [Noncontravention] or 4.07(a) [Title to Properties].

(b)                                 Except for fraud (and then only against such Person committing fraud) or for injunctive or equitable relief sought to remedy the breach of a covenant, recovery pursuant to Section 7.02(a) constitutes Buyer’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any agreement, or certificate provided by a Seller in connection with the Closing, including any relating to environmental, health or safety matters, and except as permitted pursuant to Section 7.02(a). Except for indemnification claims related to or arising out of (i) fraud asserted by a Buyer Indemnified Party, (ii) breaches of the Fundamental Representations, or (iii) breaches of covenants required to be performed after the Closing Date contained herein, including Sections 7.02(a)(iii), the aggregate liability of Sellers under this Agreement shall not exceed his, her or its pro rata share of $7,000,000. Buyer agrees that it shall first seek recovery of any Losses against the Escrow Funds prior to the Escrow Release Date and in accordance with the Escrow Agreement. For avoidance of doubt, for purposes of making indemnification claims with respect to those matters that survive past the Termination Date, the parties agree that Buyer shall be entitled to offset Losses against the Working Capital Payments if it has complied with the previous sentence and the Escrow Funds are no longer available for additional claims or have been released to the Sellers’ Representative. Notwithstanding the foregoing, a Buyer Indemnified Party, may pursue injunctive relief for breach of any covenant or agreement contained herein. In no event shall any Seller’s aggregate liability under this Agreement exceed his, her or its pro rata share of the Purchase Price. Sellers will not be required to satisfy any Losses pursuant to this Section 7.02 (whether from the Escrow Fund or otherwise)

prior to a final determination of such Seller’s liability therefor in accordance with the terms of this Agreement.

(c)                                  In lieu of the application of the Sub-Basket and the Deductible, with respect to any claim for Losses arising out of a breach of Section 4.20(c), no Seller shall have any indemnification obligations for Losses thereunder unless and until the aggregate amount of Losses arising out of a breach of Section 4.20(c) exceeds $100,000, and in no event shall any Buyer Indemnified party be entitled to collect more than $350,000 in Losses arising out of a breach of Section 4.20(c). Any such Losses arising out of a breach of Section 4.20(c) shall count against the Deductible and the $7,000,000 cap limitation set forth in Section 7.02(b) above.

(d)                                 Buyer may not avoid the limitations on liability of Sellers set forth in this Section 7.02 by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is expressly reflected in the disclosure schedules to this Agreement.

(e)                                  All payments made from the Escrow Account or by any other Person pursuant to this ARTICLE VII shall be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to ARTICLE II hereof.

(f)                                    Buyer hereby agrees and acknowledges that (i) except by Buyer pursuant to Section 1.02(c), no Person (including, without limitation, Sellers and their Affiliates) shall have any obligation to fund the Escrow Account, (ii) except for the amount to which Buyer shall have, prior to the Termination Date, previously made a claim pursuant to the procedures set forth in ARTICLE VII and for which the obligations to indemnify, if any, shall not have been satisfied from the Escrow Funds (the “Outstanding Escrow Claims”), title and all rights to the Escrow Funds shall automatically transfer to Sellers’ Representative on the fifteen (15) month anniversary of the Closing Date, and (iii) it shall take all actions reasonably necessary to cause the Escrow Agent to release the Escrow Funds less the amount of the Outstanding Escrow Claims to Sellers’ Representative on the fifteen (15) month anniversary of the Closing Date. Buyer further agrees that as soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this ARTICLE VII it shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Sellers’ Representative.

(g)                                 Except with respect to the representations and warranties set forth in Sections 4.05, 4.06, 4.10(a) or the first section of Section 4.14, each of the representations and warranties in ARTICLE III or ARTICLE IV that contains any “material adverse effect,” “in all material respects” or other materiality (or correlative meaning) qualifications shall be deemed to have been given as though there were no “material adverse effect,” “in all material respects” or other materiality (or correlative meaning) qualifications for purposes of any indemnification under Section 7.02.

(h)                                 For the avoidance of any doubt, it is expressly understood and agreed that no Buyer Indemnified Party shall assert, or have the right to assert, against any Seller or Sellers’ Representative any claim, cause of action, or demand, whether for indemnification, contribution, or otherwise, arising out of, or relating to the actual or alleged manufacture, marketing, or sale of the product that is the subject of the matters disclosed in items 3 through 8 of Schedule 4.11 (“Prohibited Product Claim”). No Buyer Indemnified Party shall assert, or have the right to assert, against any Seller or Sellers’ Representative any Prohibited Product Claim regardless of whether such a claim is asserted at law, or in equity, and without consideration as to how, when, or why such claim arose or is made.

(i)                                     For the avoidance of any doubt, it is expressly understood and agreed that no Buyer Indemnified Party shall assert, or have the right to assert, against any Seller or Sellers’ Representative any claim, cause of action, or demand, whether for indemnification, contribution, or otherwise, arising out of, or relating to the agreement listed as item 53 in subsection (xv) of  Schedule 4.09 (the “Designated Agreement”) to the extent that such claim, course of action or demand arises as a result of the transactions contemplated by this Agreement or an action of any Overton’s Company, Buyer or their respective Affiliates following the Closing Date.

7.03                           Indemnification by Buyer for the Benefit of the Sellers.

(a)                                  Buyer shall indemnify the Sellers and their respective Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified parties”) and hold them harmless against any Losses which the Seller Indemnified parties may actually suffer or actually sustain, as a result of:

(i)                                     any breach of any representation or warranty of Buyer under this Agreement;

(ii)                                  the breach or nonfulfillment by Buyer of any covenant or agreement of Buyer contained in this Agreement (including, without limitation those covenants and agreements contained in this ARTICLE VII);

(iii)                               any claim made against any Seller Indemnified party (including Sellers’ Representative, Lincap or any of their Affiliates, officers, directors, partners, members, employees, agents, representatives, successors or assigns) with respect to Section 8.03(m) of that certain Stock Purchase Agreement, dated April 28, 2006, among the Company, OAC and Overton’s Acquisition, LLC (the “Prior Purchase Agreement”); or

(iv)                              (A) any breach or alleged breach by Buyer or any Overton’s Company (arising on or after the Closing Date) of the Designated Agreement, or (B) any claim made against any Seller Indemnified party (including Sellers’ Representative, Lincap or any of their respective Affiliates, officers, directors, partners, members, employees, agents, representatives, successors or assigns) with respect to the Designated Agreement to the extent such claim arises as a result of the transactions contemplated by this Agreement  (including, without limitation, the execution, and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby) or an action of any Overton’s Company, Buyer or their Affiliates following the Closing Date.

Any finally determined indemnification of Buyer pursuant to this Section 7.03 shall be effected by wire transfer of immediately available funds to an account designated by the Sellers’ Representative within fifteen (15) days after the determination thereof.

(b)                                 Buyer shall not have any indemnification obligations for Losses under Section 7.03(a)(i): (1) for any individual item, or group of related items which shall include claims by unrelated parties arising out of the same or substantially similar factual allegations (e.g., class action claims) to the extent all Losses with respect to such item or series of related items are less than $10,000 (the “Buyer Sub-Basket”) and (2) in respect of each item or series of related items for which all Losses are equal to or greater than the Buyer Sub-Basket, unless the aggregate amount of all such Losses exceeds $450,000 (the “Buyer Deductible”) and then only to the extent of such excess; provided that the foregoing limitations shall not apply to any claim for Losses arising out of, resulting from or related to fraud or any breach, inaccuracy or failure to be true of any representation or warranty set forth in Sections 5.02 [Authorization], 5.03 [No Breach], 5.07 [Financial Ability] or 5.08 [Investment Representation] (collectively, the “Buyer Fundamental Representations”). Buyer’s aggregate liability under this Agreement shall not exceed $7,000,000 (the “Buyer Cap”), except for indemnification claims related to or arising out of fraud or a breach of the Buyer Fundamental Representations. None of the Buyer Sub-Basket, Buyer Deductible or Buyer Cap shall apply to a breach of Buyer’s obligations under Section 1.03 or Buyer’s indemnification obligations under Sections 7.03(a)(ii) through 7.03(a)(iv) inclusive.

7.04                           Defense of Third Party Claims.  Any Person making a claim for indemnification under Section 7.02 or Section 7.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled, within thirty (30) days after its receipt of the written notice of the claim from the Indemnitee, to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense if the Indemnitor irrevocably agrees in writing that it is liable for such third party claim (subject to the applicable limitations herein); provided that, the Indemnitee may act to elect to assume and control the defense of such claim if it is a criminal proceeding, seeks to impose any liability or obligation on the Indemnitee other than for money damages or relates to the Indemnitee’s relationship with customers, suppliers or employees. The Indemnitee shall; provided that any Indemnitee shall continue to be entitled to assert any limitation on any claims contained herein; provided further the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (unless a conflict or potential conflict exists between the Indemnitor and the Indemnitee that would make separate representation advisable, the employment of separate counsel has been authorized by the Indemnitor or the Indemnitor has failed to assume the defense or adequately defend such claim). If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by Buyer representing the Deductible. Whether or not the Indemnitor has assumed the defense of a claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

7.05                           Determination of Loss Amount.  The amount of any Loss subject to indemnification under Section 7.02 or Section 7.03 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Loss and (ii) any insurance proceeds actually received by the Indemnitee on account of such Loss, as adjusted by any premium increases. If the Indemnitee receives a Tax Benefit after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any actual refund of Taxes paid or actual reduction in the amount of Taxes which otherwise would have been paid. The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the actual recovery, as adjusted by any premium increases, shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.

7.06                           Mitigation.

The Buyer Indemnified parties and the Seller Indemnified parties will agree to use commercially reasonable efforts to mitigate any Losses arising out of a claim for indemnification under this ARTICLE VII.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.01                           Disclosure Generally.  All schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The schedules have been arranged for purposes of convenience in separately named sections; however, each section of the schedules shall be deemed to incorporate by reference all information disclosed in any other section of the schedules to the extent that the disclosure is readily apparent from its face to be applicable to such other section of the schedules. The inclusion of any information in any schedule (or updated schedule) shall not be deemed to be an admission or acknowledgment by the Sellers or the Company, in and of itself, that such information is material to or outside the ordinary course of the businesses of the Overton’s Companies. Capitalized terms used in the schedules and not otherwise defined therein have the meanings given to them in this Agreement.

8.02                           Acknowledgment by Buyer.  Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Overton’s Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Sellers and the Company expressly and specifically set forth in this Agreement, including the schedules (and updated schedules). SUCH REPRESENTATIONS AND WARRANTIES BY THE SELLERS AND THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITHOUT LIMITATION WITH RESPECT TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS), AND ANYTHING IN SECTION 7.02 TO THE CONTRARY NOTWITHSTANDING BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS AND THE COMPANY.

8.03                           Tax Matters.  (a)         Indemnification for Tax Obligations. Subject to the limitations in Section 8.03(h) below, from and after the Closing Date, Sellers, severally and not jointly and severally, shall defend, indemnify and hold harmless the Buyer Indemnified parties from and against all Losses attributable, related or with respect to any Pre-Closing Tax Period (or for the Straddle Period, to the extent allocable or attributable to the portion of such period beginning before and ending on the Closing Date) arising out of or in connection with:

(i)                                     any Taxes due from, or payable by, any of the Overton’s Companies;

(ii)                                  any liability of any of the Overton’s Companies for Taxes of others (for example, by reason of transferee liability or application of Treasury Regulation Section 1.1502-6);

(iii)                               any inaccuracy of any representation or any breach of warranty contained in Section 4.08, notwithstanding any disclosure thereof;

(iv)                              any breach by a Seller of any covenant contained in this Section 8.03, including any failure to comply with the provisions of this Section 8.03; or

(v)                                 any Transfer Taxes for which Sellers are liable pursuant to this Section 8.03.

(b)                                 Allocation of Taxes. In the case of Taxes that are payable with respect to the Straddle Period, the portion of such Taxes for the Pre-Closing Tax Period shall be (i) in the case of ad valorem or property Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days during the period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire period, and (ii) in the case of all other types of Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c)                                  Preparation of Tax Returns.  Buyer shall prepare and timely file or cause to be prepared and timely filed (i) all Tax Returns required to be filed by the Overton’s Companies for any Pre-Closing Tax Period (“Pre-Closing Tax Returns”), and (ii) all Tax Returns of the Overton’s Companies for any Straddle Periods (“Straddle Period Tax Returns”). All such Pre-Closing Tax Returns and Straddle Period Tax Returns shall be prepared and filed in a manner consistent with past practice, unless otherwise required by Law. Buyer shall provide to Sellers’ Representative drafts of all such Pre-Closing Tax Returns and Straddle Period Tax Returns required to be prepared and filed by any Overton’s Company together with a statement setting forth the amount of Taxes shown on such Pre-Closing Tax Returns and Straddle Period Tax Returns allocable to Sellers (including appropriate supporting information and schedules), at least 30 days prior to the due date for the filing of such Tax Returns (including extensions). Within 15 days after the receipt of the draft of such Pre-Closing Tax Returns and Straddle Period Tax Returns, Sellers’ Representative shall notify Buyer of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Sellers may have to any items set forth on such draft Pre-Closing Tax Returns and Straddle Period Tax Returns (a “Dispute Notice”). Buyer and Sellers’ Representative agree to consult and resolve in good faith any such objection. However, if Buyer and Sellers’ Representative cannot resolve any such objection, the objection shall be referred to an Independent Arbitrator for prompt resolution. Buyer and Sellers’ Representative shall share equally all costs of hiring the Independent Arbitrator. Buyer shall not file any Pre-Closing Tax Returns or Straddle Period Returns subject to this Section 8.03(c) without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required if the Sellers’ Representative shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice shall have been finally resolved.

(d)                                 Cooperation.  Sellers and Buyer shall cooperate as and to the extent reasonably requested by the other party and at the requesting party’s out-of-pocket expenses, in connection with the filing of any Tax Returns for the Overton’s Companies, the filing of any Tax Returns for the Overton’s Companies, the filing and prosecution of any Tax claims and any audit, litigation, or other proceeding with respect to Taxes of the Overton’s Companies. Such cooperation shall include the retention of all books and records relating to the Overton’s Companies Taxes for a period of six (6) years after the Closing and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                                  Transfer Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand. Buyer will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(f)                                    Payment; Funding.  Subject to the last sentence of this Section 8.03(f) and Section 8.03(h), the Sellers’ Representative shall pay to the Company all Taxes shown as due and owing with respect to all Pre-Closing Tax Returns no later than two (2) Business Days prior to the due date for filing such returns, giving effect to applicable extensions. No later than two (2) Business Days prior to the due date for the payment of any Taxes with respect to any Straddle Period Return, the Sellers’ Representative shall pay to Buyer an amount equal to the portion of Taxes attributable to the pre-Closing portion of the Straddle Period. With respect to the Sellers’ obligations under this Section 8.03(f) for any Taxes reflected on any Pre-Closing Tax Return or Straddle Period Return, Sellers’ Representative shall only be liable for the payment to the Company under this Section 8.03(f) for amounts in excess of the reserve for Taxes that is set forth as a current liability on the Latest Balance Sheet.

(g)                                 Survival.  The covenants and agreements of the parties contained in this Section 8.03 shall survive and shall remain in full force and effect until such covenant or agreement is fully performed.

(h)                                 Limitation.  Sellers shall not have any indemnification obligations for Losses under this Section 8.03 unless the amount of all Losses under this Section 8.03 exceeds $150,000 (the “Tax Loss Basket”) and then only to the extent of Losses in excess of the Tax Loss Basket. Claims by any Buyer Indemnified Party for payment or indemnification from or by any Seller under this Section 8.03 shall be subject to the $7,000,000 indemnity limitation described in Section 7.02(b) which for purposes of Section 7.02(b) and this Section 8.03 shall be considered one indemnity limitation and Losses pursuant to Section 7.02(b) and this Section 8.03 shall be aggregated for all purposes of the $7,000,000 indemnification described in Section 7.02(b) and this Section 8.03. The liability of Sellers under Section 8.03 for Income Taxes with respect to any Pre-Closing Tax Period shall expire thirty (30) days following the expiration of the applicable statute of limitations. The liability of Sellers under Section 8.03 for Other Taxes with respect to any Pre-Closing Tax Period shall expire on the twenty-four (24) month anniversary of the Closing Date. Notwithstanding any provision in this Agreement to the contrary, the Sellers shall not have any liability for Losses arising out of any Taxes that may become payable with respect to any Post-Closing Tax Period.

(i)                                     Audits; Investigations.  Buyer shall notify Sellers’ Representative within 10 days of the receipt by Buyer or any affiliate of Buyer (including the Overton’s Companies after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Investigation”). For Tax Investigations relating solely to a Pre-Closing Tax Period, Sellers’ Representative, at its own expense, shall have the exclusive authority to represent the interests of the Overton’s Companies with respect to any Tax Investigation before the IRS, any other Taxing Authority, any other governmental authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to such Tax Investigation, including responding to inquiries, filing Tax Returns and settling audits or lawsuits; provided, however, that Sellers shall not enter into any settlement of or otherwise compromise any such Tax Investigation that adversely affects or may adversely affect the Tax liability of Buyer or any Overton’s Company for any Post-Closing Tax Period, including any Straddle Period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Investigation. The Sellers shall, in good faith, allow Buyer or Buyer’s counsel to consult with it regarding the conduct of or positions taken in any such proceeding. For Tax Investigations relating to Straddle Periods, each of the Sellers and Buyer may participate, at their own expense, in representing the interests of the Overton’s Companies; provided, however, that the representation shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustments that may reasonably be anticipated and the controlling party shall not settle or otherwise compromise any such Tax Investigation without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld.

(j)                                     Amendment of Tax Returns.  Without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably conditioned, delayed or denied), Buyer will not amend or permit the any member of the Overton’s Companies to amend any Tax Return filed by such Overton’s Company during the Pre-Closing Tax Period.

(k)                                  Tax Refunds.  If, after the Closing Date, Buyer or any Overton’s Company receives, or becomes entitled to receive, a Tax refund (or credit against future tax liability) with respect to Other Taxes relating to the Pre-Closing Tax Period, Sellers shall be entitled to receive such Tax refund or credit amounts and Buyer will pay such refunded or credited amounts to Sellers’ Representative within five (5) days after receipt or entitlement thereto. For the avoidance of any doubt, the payment on the spread of the Options (i.e., the per share purchase price over the exercise price) shall be deemed paid during the Pre-Closing Tax Period.

(l)                                     Conflict.  To the extent there is any conflict between the provisions of this Section 8.03 and ARTICLE VII, the provisions of this Section 8.03 shall control. To the extent that there is any conflict between the provisions of this Section 8.03 and Section 4.08 with respect to Sellers’ indemnification obligations relating to Taxes, this Section 8.03 shall control.

8.04                           Further Assurances   From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Without limiting the foregoing, the Sellers’ Representative shall take all actions reasonably necessary, and shall cooperate with Buyer and its Affiliates to the extent reasonably requested, in order to allow Buyer or its Affiliates to assert and pursue claims for indemnification under the Prior Purchase Agreement.

ARTICLE IX

DEFINITIONS

9.01                           Definitions   For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate”  of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Cash” means cash held in deposit accounts, including money market accounts, of the Overton’s Companies and cash equivalents held by the Overton’s Companies plus checks presented to Overton’s Companies for receipt but not yet credited to deposit accounts as determined in accordance with GAAP; provided, that Cash shall not be reduced for any outstanding checks.

“the Company’s knowledge”  as used herein shall mean those facts or circumstances known by any of Mark Metcalfe, Greg Britt, John Daigle, Mark Green, Michael Worsley, and Vernon High or any facts or circumstances known by such individuals after due inquiry consistent with their respective job responsibilities.

“Company Plan(s)” means a Plan to which any Overton’s Company is or has been required to contribute or sponsor in the past three (3) calendar years and under which directors, current or former employees or independent contractors of any Overton’s Company (or their dependents, survivors, or beneficiaries) are, or may become, entitled to benefits.

“ERISA”  means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means a person or entity which would be treated as a single employer with the Company pursuant to Section 414 of the Code.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances, as enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

“Escrow Agent” means KeyBank, N.A.

“Escrow Agreement” means an escrow account established pursuant to the terms and conditions of an escrow agreement by and among the Escrow Agent, Buyer and Sellers’ Representative.

“Escrow Amount “ means an amount equal to $2,600,000.

“Escrow Funds” means the amount of cash held from time to time by the Escrow Agent pursuant to the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means the representations and warranties of a Seller or the Company set forth in Sections 3.01 [Authority], 3.02 [Execution & Delivery], 3.04 [Ownership], 4.03(a) [Authorization], 4.03(c) [Enforceability], or 4.04 [Capitalization].

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with past practice.

“Income Tax” means any federal, state, local, or foreign or other assessed Tax based on or measured by net income or profits, including any interest, penalties, or additions to such Tax.

“Indebtedness” means as at any date of determination thereof (without duplication): (a) all indebtedness and other obligations (other than inter-company obligations among the Overton’s Companies) of the Overton’s Companies for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal and accrued interest whether current, short-term or long-term, secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) all lease obligations of any Overton’s Company under leases which are capital leases in accordance with GAAP; (d) any liability of any Overton’s Company with respect to interest rate swaps, collars, caps and similar hedging obligations; (e)  any payment of obligations of the Overton’s Companies in respect of banker’s acceptances or letters of credit; (f) any liability of the Overton’s Companies under deferred compensation plans, phantom stock plans, or any change in control or similar payment or increased cost payable solely as a result of the transactions contemplated herein (collectively, “Transaction Payments”); (g) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at Closing of, any such foregoing obligation; (h) all amounts owed to Sellers’ Representative in respect of the Lincap Management Agreement; and (i) any indebtedness referred to in clauses (a) through (h) above of any person or entity which is either guaranteed by, or secured by a security interest upon any property owned by, the Overton’s Companies.

“Institutional Sellers”  means MassMutual Corporate Investors, MassMutual Participation Investors, Tower Square Capital Partners II, L.P., Tower Square Capital Partners II-A, L.P., Tower Square Capital Partners II-B, L.P. and National City Equity Partners.

“Intellectual Property” means trade secrets, United States and foreign utility and design patents, domain names, trade names, trademarks, trade dress, service marks; trademarks, trade names and service mark registrations; copyrights and copyright registrations; and applications for the registration of any of the foregoing.

“Liens”  means all claims, pledges, security interests, mortgages, liens, charges, encumbrances, options, proxies, voting trusts or agreements and other restrictions or limitations of any kind, including Permitted Liens.

“Lincap” means Linsalata Capital Partners Fund V, L.P., an Ohio limited partnership.

“Lincap Management Agreement” means that certain Management Agreement, dated April 28, 2006, among Sellers’ Representative, on the one hand, and the Overton’s Companies, on the other hand.

“Material Adverse Effect”  means a material adverse effect on the operations, properties or financial condition of the Overton’s Company, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:  (i) to the extent not disproportionately affecting the Overton’s Companies, events affecting the economy of the United States or the global economy generally (including changes in the securities, financial or banking markets, interest rates or the prices of securities generally), (ii) to the extent not disproportionately affecting the Overton’s Companies, changes in conditions in the industries in which the Overton’s Companies conduct business, (iii) changes in Laws or in the authoritative interpretations thereof or in regulatory guidance related thereto, (iv) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof; and (v) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the required disclosure of the transactions contemplated by this Agreement, compliance by any party with the terms of this Agreement (including any cancellations or delays in orders, any reduction in sales, any disruption in supply or similar relationships or any loss of any employees).

“Overton’s Companies”  means the Company, Overton’s Acquisition Corp., a Delaware corporation, Overton’s, Inc., a North Carolina corporation, Consumers Marine Electronics, Inc., a New Jersey corporation, and Overton’s Management Company, LLC, a Delaware limited liability company.

“Permitted Liens”  means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by an Overton’s Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, environmental, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property and other title defects which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Overton’s Companies’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property and do not materially impair the value of the Leased Real Property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens on goods in transit incurred pursuant to documentary letters of credit; and (ix) purchase money liens and liens securing rental payments under capital lease arrangements.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental or regulatory entity, authority or any department, agency or political subdivision thereof.

“Plan(s)” means any “employee benefit plan” as that term is defined in Section 3(3) of ERISA and employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option, stock purchase, stock appreciation or other equity-based plans and group life, health and accident insurance, cafeteria, death benefit, severance pay, employee assistance, sick leave, disability, vacation pay, and other benefit plans, programs, agreements or arrangements arising out of the employment relationship.

“Pre-Closing Tax Period” means any taxable year or taxable period starting on or after April 28, 2006 and ending on or before the Closing Date (including the portion of any Straddle Period).

“Post-Closing Tax Period” means any taxable year or taxable period, including the portion of any Straddle Period, beginning after the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated April 28, 2006, among the Company and the Sellers.

“Straddle Period” means any taxable year or taxable period beginning on or after April 28, 2006, but prior to the Closing Date, and ending on or after the Closing Date.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs, duties, real property, special assessment, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employment or other withholding, or other tax, of any kind whatsoever, and (ii) all interest, penalties, fine, or additions to tax or additional amounts imposed by any Taxing Authority in respect of the foregoing.

“Tax Return” means any return, report or statement required to be filed to a Taxing Authority with respect to any Tax (including any schedule or attachments thereto, and any amendment thereof), including any election, disclosure, information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes a Seller, any of the Subsidiaries, or any of their Affiliates.

“Transaction Expenses” means the out-of-pocket fees and expenses of the Company or the Sellers incurred in connection with the transactions contemplated by this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the state of Delaware.

ARTICLE X

MISCELLANEOUS

10.01                     Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer, the Company and Sellers’ Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Sellers’ Representative and, before the Closing, the Company:

Overton’s Holding Company
Landerbrook Corporate Center One
5900 Landerbrook Drive, Suite 280
Mayfield Heights, Ohio 44124
Attention:  Mark Kirk, Chairman

with a copy to:

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
Attention:  Murad A. Beg

Notices to Buyer, and after the Closing, the Company:

Gander Mountain Company
180 East Fifth Street
Suite 1300
St. Paul, Minnesota 55101
Attention:  Eric R. Jacobsen, SVP and General Counsel

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center

90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Attention:  W. Morgan Burns

10.02                     Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of all other parties hereto, except that, Buyer may, without the prior written consent of any party hereto, assign this Agreement to any of its majority owned Affiliates.

10.03                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.04                     References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.05                     No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

10.06                     Amendment and Waiver.  Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by Buyer, Sellers’ Representative and the Company. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

10.07                     Complete Agreement.  This Agreement and the documents referred to herein (including the schedules and exhibits hereto) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.08                     Counterparts.  This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.09                     Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Any legal action or proceeding with respect to this Agreement and any enforcement of any judgment in respect thereof may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware, including those appellate courts that may have jurisdiction over such courts. The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at their respective addresses set forth in Section 10.01. The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to and hereby further irrevocably waive and agree, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10                     Deliveries to Buyer.  Buyer agrees and acknowledges that all documents or other items delivered or made available to Buyer’s representatives shall be deemed to be delivered or made available, as the case may be, to Buyer for all purposes hereunder.

10.11                     Representation of Sellers.  The parties agree that the fact that Calfee, Halter & Griswold LLP (“CHG”) may have represented the Overton’s Companies and its Affiliates prior to Closing shall not prevent CHG from representing Sellers, their Affiliates, or their respective equity holders, officers, or managers in connection with any matters involving, including without limitation any disputes with, any of the parties after Closing.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

BUYER:

GANDER MOUNTAIN COMPANY

By:	/s/ Robert J. Vold
Name: Robert J. Vold
Its: Treasurer

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

THE COMPANY:

OVERTON’S HOLDING COMPANY

By:	/s/ Mark A. Kirk
Name: Mark A. Kirk
Its: Chairman

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLERS’ REPRESENTATIVE:

LINCAP V MANAGEMENT COMPANY

By:	/s/ Mark A. Kirk
Name: Mark A. Kirk
Its: Vice President

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLERS:

LINSALATA CAPITAL PARTNERS FUND V, L.P.

By: LinCap V G.P., LLC, its general partner

By: LinCap V Management Company, its manager

By:	/s/	Mark A. Kirk
Name: Mark A. Kirk
Its: Vice President

/s/ Mark Metcalfe
Mark Metcalfe

/s/ John Daigle
John Daigle

/s/ Marisa Dore
Marisa Dore

/s/ Mark Green
Mark Green

/s/ Michael Worsley
Michael Worsley

/s/ Vernon High
Vernon High

/s/ Jack Rosenfeld
Jack Rosenfeld

/s/ George Scherff
George Scherff

Murad A. Beg
Murad A. Beg

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLERS:

MASSMUTUAL CORPORATE INVESTORS

By:	/s/	Michael L. Klofas
		Michael L. Klofas	(Title)
Managing Director

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

MASSMUTUAL PARTICIPATION INVESTORS

By:	/s/	Michael L. Klofas
		Michael L. Klofas	(Title)
Managing Director

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLERS:

TOWER SQUARE CAPITAL PARTNERS II, L.P.

By:	Babson Capital Management LLC
as Investment Manager

	By:	/s/	Michael L. Klofas
			Michael L. Klofas	(Title)
Managing Director

TOWER SQUARE CAPITAL
PARTNERS II-A, L.P.

By:	Babson Capital Management LLC
as Investment Manager

	By:	/s/	Michael L. Klofas
			Michael L. Klofas	(Title)
Managing Director

TOWER SQUARE CAPITAL
PARTNERS II-B, L.P.

By:	Babson Capital Management LLC
as Investment Manager

	By:	/s/	Michael L. Klofas
			Michael L. Klofas	(Title)
Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

NATIONAL CITY EQUITY PARTNERS, LLC

By:	/s/	Eric C. Morgan
		Eric C. Morgan, Principal	(Title)